EXHIBIT 28


                              PATHMARK STORES, INC.
        301 Blair Road, P.O. Box 5301, Woodbridge, New Jersey 07095-0915




FOR IMMEDIATE RELEASE                            CONTACT:  Ron Marshall
                                                           (732) 499-3535


                   PATHMARK COMPLETES $500 MILLION REFINANCING

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Woodbridge, New Jersey, July 9, 1997. Pathmark Stores, Inc. announced today that it has closed on a new $500 million bank credit agreement with a group of lenders led by The Chase Manhattan Bank which will act as Administrative Agent. The new credit agreement, which includes a new $300 million term loan and a new $200 million working capital facility, replaces Pathmark's existing credit agreement which was repaid in full with borrowings under the new agreement. The initial tenor of the new credit agreement is 4.5 years.


Pathmark Stores, Inc. is a regional supermarket company currently operating 139 supermarkets primarily in the New York-New Jersey and Philadelphia metropolitan areas.



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